FOOD SERVICES AGREEMENT

       This Contractor Agreement ("Agreement") is entered into as of July 28, 2003, between PITNEY BOWES INC., a Delaware corporation having a place of business at One Elmcroft Road, Stamford, Connecticut 06926-0700 (“Pitney Bowes”) and HOST AMERICA CORPORATION, a corporation having a place of business at Two Broadway, Hamden, Connecticut  06518-2697 ("Contractor").

              In consideration of the mutual promises and obligations set forth herein and for other valuable consideration, the parties hereto agree as follows:

              1.      Services.  Contractor shall provide to Pitney Bowes food, vending and catering services in accordance with the terms and conditions of this Agreement and as detailed on Attachment A hereto, as such may be amended from time to time (the “Services”).  Contractor shall provide the Services at each of the locations set forth on Attachment B hereto, (the “Locations”), and during the hours of operation, as such may be amended from time to time.  Pitney Bowes shall not at any time be obligated to use any specified amount of Services and reserves the right to use one or more other providers of similar services in addition to Contractor at Pitney Bowes discretion at any time at any of the Locations or elsewhere.

              2.       Payment for Services.  As consideration for the Services performed by Contractor during the term hereof, Pitney Bowes shall pay to Contractor the fees set forth on Attachment C hereto ("Fees").  The parties agree that such Fees shall remain in effect and shall not be increased for the entire term of this Agreement; provided, however, that such Fees may be decreased from time to time if mutually agreed by the parties; and provided further that such Fees may be adjusted by mutual agreement of the parties in accordance with the terms and conditions of Attachment C, Paragraph A, 8.

              3.       Term.  This Agreement shall become effective as of the date first written above (the "Execution Date") and shall remain in effect for a period of two (2) years from the Execution Date, unless sooner terminated pursuant to the terms hereof (the "Term").   Following the initial Term, this Agreement will renew automatically on an annual basis for terms of one (1) year each, with the aggregate initial Term and subsequent terms not to exceed six (6) years, until the Agreement is terminated in accordance with Page 1, Paragraph 4 (Termination).

              4.       Termination.  This Agreement may be terminated (a) by Pitney Bowes in whole or in part at any time either with or without cause upon sixty (60) days’ prior written notice to Contractor; (b) by Contractor in whole or in part at any time either with or without cause upon one hundred twenty (120) days’ prior written notice to Pitney Bowes; (c) at any time by either party upon a material breach of this Agreement by the other party which breach is not cured within thirty (30) days after receipt of written notice thereof by the other party; (d) immediately by Pitney Bowes in part as to any Location which is sold by Pitney Bowes or at which a lease is terminated or has expired; (e) immediately by Pitney Bowes for Cause (as defined below); or (f) immediately by Pitney Bowes if (i) a petition under any bankruptcy, insolvency, reorganization or similar law for the relief of debtors is filed by or against Contractor and, if filed without Contractor’s consent or acquiescence, not dismissed within 60 days, (ii) Contractor shall make a general assignment for the benefit of its creditors, (iii) a receiver, trustee, custodian, liquidator or similar official shall be appointed for Contractor of Contractor’s assets or (iv) Contractor shall be unable, or shall admit its inability, to pay its debts as they become due.

                       For the purposes of this Agreement, "Cause" shall include without limitation (i) failure by Contractor to comply with applicable Pitney Bowes policies, local, state and/or federal health and/or safety statutes, codes and/or regulations, (ii) the perpetuation of, or participation in, financial misdealing and (iii) for other acts of malintent by Contractor against Pitney Bowes, its employees or agents.

                       Upon receipt of written notice of termination, the parties will use commercially reasonable efforts to effect an orderly termination of this Agreement, including payment of all outstanding sums due and payable, transfer to Pitney Bowes of any licenses or permits, and transfer of all equipment, inventories and funds held by Contractor which are due and owing to Pitney Bowes or owned by Pitney Bowes.

              5.       Compliance With Laws and Pitney Bowes Policies

                       (a)       Contractor shall comply with all applicable federal, state and local laws and regulations, including but not limited to laws, rules and regulations relating to environmental matters, employment and employment practices, and safety and health standards.  Contractor shall comply with the Pitney Bowes Business Practices Guidelines, a copy of which has been provided to Contractor.  Contractor shall ensure compliance with the Immigration Reform and Control Act of 1986 that requires verification of an employee’s right to work in the United States.  Pitney Bowes reserves the right to audit Contractor’s Form I-9s.  Contractor shall immediately inform Pitney Bowes of any instance in which Contractor shall have failed to comply with the provisions of this Section 5(a) and shall take all corrective action deemed necessary by Pitney Bowes promptly to remediate such non-compliance.  Contractor shall be solely responsible for all fines, penalties, and interest assessed against, or other damages incurred by, Contractor or Pitney Bowes as a result of Contractor’s non-compliance with any law, rule or regulation.

                        (b)       Contractor shall complete, as an Allowable Expense, on all of its employees and agents performing services hereunder, prior to their performing such services, background investigations covering criminal convictions and employment verifications.  Such background investigation shall consist, at a minimum, of a Statewide Check provided by the state police or by a reputable backgrounds investigation agency.  For purposes of this Section 5(b), “Statewide Check” means a criminal conviction check from each county (judicial district) within the State of Connecticut covering a period of seven (7) years.  In addition, Contractor will perform, as an Allowable Expense, on all such employees and agents pre-employment, as well as random drug screen testing where lawful to do so, using an accredited laboratory.  Contractor shall utilize this information regarding background investigations and drug screen tests in making hiring decisions to protect Pitney Bowes assets and interests.  No Contractor employee or agent who tests positive for any controlled substance or who has been convicted of a felony or misdemeanor during the past seven (7) years, as limited by the guidelines attached hereto as Attachment G, shall be assigned to Pitney Bowes.  Contractor’s employees’ and agents’ records shall be subject to audit at any time by Pitney Bowes

                       (c)       No Contractor employee, agent or representative shall use, possess, transfer or sell on Pitney Bowes property or while performing Services under this Agreement, any firearm, weapon, intoxicating beverage or illegal drug.  No Contractor employee, agent or representative shall act in any manner that is likely to endanger the safety of any Pitney Bowes employee or anyone present at a Pitney Bowes location or encountered while performing Services under this Agreement.  Contractor shall observe, and shall ensure that each of its employees, agents and representatives observes, all Pitney Bowes policies of which Contractor is advised, including Pitney Bowes non-smoking policies and Pitney Bowes policies prohibiting sexual harassment and discrimination against any person on the basis of gender, race, age, religion, ethnicity, disability, marital status and sexual persuasion.

                       (d)       Contractor’s employees, agents and representatives shall, when performing services for Pitney Bowes, dress in an appropriate manner, and act in a proper and professional manner at all times.

                       (e)       Pitney Bowes shall have the right, in Pitney Bowes’ sole discretion, to require the removal of any employee of Contractor from providing Services to Pitney Bowes hereunder at any time and for any reason or for no reason.  Immediately upon request by Pitney Bowes, Contractor shall remove any such employee, provide a qualified substitute as an Allowable Expense, and such employee shall not be assigned to provide services hereunder to Pitney Bowes under any circumstances during the term of this Agreement.

                       (f)       Pursuant to Section 9 below, Contractor hereby agrees to indemnify and hold harmless Pitney Bowes, its subsidiaries and affiliates, and the directors, officers, employees, agents and representatives of each thereof from and against any and all liabilities, claims, causes of action, fines, judgments, settlements, costs, expenses, penalties, losses or damages whatsoever of any kind or nature (including without limitation court costs and reasonable attorneys’ fees) resulting or arising from or relating to the termination or non-hiring by Contractor of any person because of such person’s failure to comply with this Section 5.

              6.       Status as Contractor.  It is understood and agreed that Contractor and its employees, agents and officers are engaged as independent contractors, on a non-exclusive basis, and not as employees or authorized agents of Pitney Bowes and shall not represent themselves to be employees or authorized agents of Pitney Bowes.  Further, neither Contractor nor its employees, agents or officers shall have any authority to enter into any contracts or binding commitments in the name of or on behalf of Pitney Bowes.  Contractor, on behalf of itself and its employees, agents and officers acknowledges that, as an independent contractor:

                       (a)       None of the benefits that are provided by Pitney Bowes to its employees (including, but not limited to salary, bonus or incentive pay programs, or plans pertaining to retirement, deferred savings, stock purchase, disability, medical or dental), if any, shall be available to Contractor, its employees agents or officers.  Contractor's (and its employees’, agents’ and officers’) exclusion from benefit programs maintained by Pitney Bowes is a material component of the fees negotiated by the parties, and is not premised on Contractor’s status as a non-employee with respect to Pitney Bowes.  To the extent that Contractor, its employees, agents or officers may become eligible for any benefit programs maintained by Pitney Bowes (regardless of the timing of or reason for eligibility), Contractor hereby waives any and all such right of Contractor, its employees, agents or officers to participate in the programs.  Contractor’s waiver is not conditioned on any representation or assumption concerning Contractor’s status under the common law test.  Contractor also agrees that, consistent with its contractor status, Contractor will not apply for any government-sponsored benefits that are intended to apply to Contractor’s employees, agents or officers, including, but not limited to, unemployment benefits.

                       (b)       All individual(s) or employee(s) used by Contractor to provide services hereunder shall be deemed Contractor's agents or employee(s) and such individual(s) or employee(s) shall not be considered employees, agents, or subcontractors of Pitney Bowes for any purpose whatsoever.  Contractor assumes full responsibility for all actions of all such individual(s) or employee(s) while performing Services under this Agreement.  All of the representations, warranties and covenants applicable to Contractor hereunder shall apply to each such individual or employee.

                       (c)       With respect to any such individual(s) or employee(s) used by Contractor to provide services hereunder, Contractor shall be liable for payment of their compensation and for any and all tax and other legal obligations, including but not limited to withholding and reporting of income and social security taxes, contributing to social security and unemployment taxes and obtaining customary levels of worker's compensation insurance, disability insurance, general liability insurance, and a fidelity bond covering its employees, imposed with respect to such individual(s) or employee(s), by applicable federal, state and/or local law and the collection, remittance and payment of any applicable sales, use or similar tax.  Contractor is responsible for compliance with applicable income tax laws and regulations (including reporting and payment) with respect to all payments made pursuant to this Agreement.  Unless otherwise required by law, Pitney Bowes does not intend and shall have no obligation to Contractor to withhold any sums due Contractor for, and Contractor retains all obligations and liabilities relating to, the payment of Contractor's federal, state and local income, employment, sales and other taxes.

                       (d)       Neither Contractor nor its employees, agents or officers shall be covered under any insurance that Pitney Bowes may carry for its employees, properties or business.

              7.       Confidentiality.

                       (a)       In performing its obligations under this Agreement, Contractor and its employees, agents and representatives will be on site at various facilities of Pitney Bowes and its subsidiaries and affiliates from time to time.  Contractor agrees and acknowledges that it will keep confidential and not use in any manner, and cause each of its employees, agents and representatives who have access to any facility of Pitney Bowes or any of its subsidiaries or affiliates to keep confidential and not to use in any manner, any documents, information or data of any kind or nature whatsoever, whether oral or written, which is disclosed to or learned by Contractor, its employees, agents or representatives regarding the business or affairs of Pitney Bowes, its subsidiaries and affiliates or any customers of any thereof or other person or entity with which any thereof may have a business relationship, including without limitation information related to Pitney Bowes security, marketing, technical and other business plans, policies, procedures, documentation, materials, and addresses, telephone numbers, activities and other personal information of employees of Pitney Bowes, and also including without limitation the terms and conditions of this Agreement (collectively, “Confidential Information”).  Upon Pitney Bowes’ request or upon termination or expiration of this Agreement, for whatever reason, Contractor shall promptly return or cause to be returned to Pitney Bowes or, at Pitney Bowes’ option, destroy or cause to be destroyed all such Confidential Information and shall certify to Pitney Bowes that all copies thereof have been returned or destroyed.

                       (b)       Without limiting the foregoing, as a condition to any employee, agent or representative having access to any facility of Pitney Bowes or its subsidiaries or affiliates, Contractor shall inform each such employee, agent and representative of the confidential nature of the Confidential Information and cause each of them to agree in writing to be bound by the confidentiality obligations in this Agreement.  Upon Pitney Bowes’ request, Contractor shall provide copies of such written agreements to Pitney Bowes.  Contractor shall be responsible for any breach of this Agreement by any employee, agent or representative.

                       (c)       Contractor consents and agrees that if Contractor violates any of the provisions of this Agreement with respect to confidentiality, Pitney Bowes would sustain irreparable harm and, therefore, Pitney Bowes shall consider its obligations under this Agreement to cease and may apply to any court of competent jurisdiction for an injunction restraining Contractor from committing or continuing any such violation of this Agreement and Contractor shall not object to any such application.  The aforesaid remedy shall be in addition to any other remedy available to Pitney Bowes in law or equity for violation of this Agreement.

              8.       No Use of Pitney Bowes Name.  No license or right, either directly or by implication, is granted to Contractor or its employees, agents or representatives to use Pitney Bowes’ name or any of its subsidiaries’ or affiliates’ names or any of the Pitney Bowes trade names, trademarks, service marks, slogans, logos or designs for any advertising, promotional or other purpose without the prior written permission of Pitney Bowes.  Furthermore, as noted in Section 7 hereof, Contractor may not disclose the terms and conditions, or the existence, of this Agreement to third parties without Pitney Bowes’ prior written consent.  Pitney Bowes agrees to provide a letter of recommendation outlining any positive results achieved by Contractor, based on 2003 Consumer Survey results for Pitney Bowes facilities, which letter Contractor may use in the conduct of its business on a case by case basis upon the approval of Pitney Bowes.

              9.       Indemnification.

                       (a)       Contractor shall indemnify and hold harmless Pitney Bowes, its subsidiaries and affiliates, and the directors, officers, employees, agents and representatives of each thereof from and against any and all liabilities, claims (including but not limited to any claim for death of or injury to persons or property), causes of action, fines, judgments, settlements, costs, expenses, penalties, losses or damages whatsoever of any kind or nature (including without limitation court costs and reasonable attorneys’ fees) resulting or arising from or relating to the acts or omissions of Contractor, its subsidiaries or affiliates, and their employees, agents and representatives, relating to (i) the services provided hereunder and/or (ii) Contractor’s breach of any representations, warranties or covenants set forth in this Agreement.

                       (b)       Contractor’s indemnification obligations hereunder shall not be reduced or limited by the insurance provisions of this Agreement.

              10.      Insurance.  Contractor shall obtain and maintain in full force and effect throughout the term of this Agreement with financially secure and nationally recognized insurance companies, the following insurance coverage with the following minimum limits:

General Liability:	$2,000,000,	General Aggregate, Combined Single Limit
	$1,000,000	Bodily Injury & Property Damage
	$1,000,000	Personal Injury

Automobile Liability:	$2,000,000	Combined Single Limit Bodily
		Injury & Property Damage

Employers Liability:	$1,000,000	Each Accident
	$1,000,000	Disease- Policy Limit
	$1,000,000	Disease- Each Employee

Workers Compensation:	With minimum liability limits as required by statute.

Employee Crime Liability:	$500,000

                       For each of the above policies, Contractor shall cause each to be endorsed to name Pitney Bowes Inc. as an additional insured and to provide that the policy issuer shall give at least thirty (30) days prior written notice to Pitney Bowes of cancellation, non-renewal or material reduction in coverage or material amendment of the policy.  Contractor represents, covenants and warrants to Pitney Bowes that the aforesaid insurance coverage is and will continue to be in full force and effect during the term of this Agreement.  The insurance policy or policies evidencing the foregoing coverage shall be written by an insurance company or companies satisfactory to Pitney Bowes with a Best Rating of A or better and authorized to contract business in the states in which Contractor will provide Services.  Contractor shall provide Pitney Bowes with a certificate or certificates on an ACORD form satisfactory to Pitney Bowes evidencing each of the foregoing insurance coverage prior to the inception of this Agreement and thereafter, upon request by Pitney Bowes.

              11.      Security.

                       (a)       Contractor shall ensure that all Contractor employees assigned to a Location obtain a picture identification badge from Pitney Bowes corporate security.

                       (b)       Contractor shall ensure that each Contractor employee reports to the Pitney Bowes security command center at the start of each shift to sign in and pass his or her badge by the card reader.

                       (c)       Contractor shall ensure that each Contractor employee wears his or her identification badge in a customary and conspicuous location on his or her person at all times while on Pitney Bowes property.  Any Contractor employee found on Pitney Bowes property without an identification badge or not signed in properly may be immediately escorted off of Pitney Bowes property.

                       (d)       Pitney Bowes reserves the right to conduct a personal search of any or all Contractor employees while on Pitney Bowes property and a search of all personal and company items brought onto or off of Pitney Bowes property.  Searches may be conducted by Pitney Bowes security or its designee at any time and in the sole and absolute discretion of Pitney Bowes.

                       (e)       Contractor shall inform Pitney Bowes immediately upon its discovery of the arrest or conviction of any Contractor employee assigned to a Pitney Bowes Location.  For any such Contractor employee convicted, Pitney Bowes reserves the right to require the immediate removal and prohibition of such Contractor employee from working at a Pitney Bowes Location.  Pursuant to Section 9 hereof, Contractor shall indemnify and hold harmless Pitney Bowes, its subsidiaries and affiliates, and the directors, officers, employees, agents and representatives of each thereof, from and against any and all liabilities, claims, causes of action, fines, judgments, settlements, costs, expenses, penalties, losses or damages whatsoever of any kind or nature (including without limitation court costs and reasonable attorneys' fees) resulting or arising from or relating to the removal or prohibition of a Contractor employee, agent or representative pursuant to this Section 11(e).

                       (f)       Contractor shall ensure that each Contractor employee understands and agrees to abide by all of the security procedures set forth in this Section 11.

              12.      Area; Equipment; Utensils; Cleaning.

                       (a)       Pitney Bowes will provide the areas for food service operations within the Locations and all requisite utilities with respect thereto.  Pitney Bowes shall also provide office space and furniture for Contractor's on-site managers in locations and styles to be determined in Pitney Bowes' sole discretion.  In addition, Pitney Bowes shall provide, and Contractor shall utilize, the requisite food preparation, processing and payment (including without limitation registers and electronic debit card processing) equipment (the "Equipment") and the initial sets of utensils, chinaware, flatware and glassware (the "Utensils").

                       (b)       Contractor hereby agrees that it shall be solely responsible for cleaning the kitchen and service areas, including, floors, work surfaces, serving counters and display cases, and shall also clean the tables and chairs in the dining area.  Contractor further agrees that it shall be solely responsible for cleaning the Equipment and the Utensils.

                       (c)       Pitney Bowes shall provide periodic carpet cleaning, window cleaning and maintenance and drapes cleaning in the dining area.  Moreover, Pitney Bowes shall repair, repaint and redecorate the dining area of any part thereof, when necessary, as determined by Pitney Bowes in its sole discretion.

                       (d)       Pitney Bowes may from time to time install electronic debit card machines as a payment mechanism in any of the Locations. Contractor hereby agrees that it shall utilize any and all electronic debit card equipment installed by Pitney Bowes and train its employees regarding the use of such debit card equipment.  Contractor further agrees that it shall send Pitney Bowes an invoice for the monthly total of items paid for by use of the debit cards, and Pitney Bowes shall reimburse Contractor for such amount.

                       (e)       Contractor shall have a written policy, acceptable to Pitney Bowes, containing procedures for cleaning spills containing bodily fluid or blood borne pathogens, which written policy shall be provided to Pitney Bowes prior to the effective date of this Agreement.  Such policy shall be in accordance with OSHA 1910.1030 and shall include a list of approved cleaning agents to be used by Contractor in cleaning spills, a list of personal protective equipment to be used by Contractor in cleaning spills, and a description of the training provided by Contractor to its employees.  Pitney Bowes shall have the right to review and approve the list of cleaning agents, protective equipment and training program and to require changes, from time to time, in order to comply with law or Pitney Bowes policy.  Contractor shall provide Pitney Bowes with written evidence of compliance with Contractor’s policy and with OSHA standards, including without limitation evidence of such training of each Contractor employee performing work at a Pitney Bowes Location.

                       (f)       All chemical products used by Contractor must be approved in writing in advance by Pitney Bowes.  Contractor shall complete a Material Safety Data Sheet for each product, which Sheet shall be kept up-to-date and on site at each Pitney Bowes Location, and shall provide OSHA required training to each Contractor employee.  Any changes in products used by Contractor must be approved in writing in advance by Pitney Bowes.  Pitney Bowes reserves the right to require a change in products used by Contractor based on changes in laws or Pitney Bowes policy.  Documentation of OSHA’s Hazard Communication Standard Training in accordance with OSHA 1910.1200 shall be provided to Pitney Bowes upon request.

              13.      Title.  All right title and interest in and to the Equipment and the Utensils shall remain with Pitney Bowes.

              14.      Inspections.

                       (a)       Health and safety inspections must be conducted periodically by Contractor as an Allowable Expense.  Such inspections shall be performed in accordance with the highest standards in the industry for facilities equivalent to the Locations but at the very least incorporating the standards set by Pitney Bowes.  All inspection findings requiring remediation shall be remediated within a reasonable time frame or as required by law, whichever is shortest.  All inspection findings and corrective actions shall be reported to Pitney Bowes upon discovery or remediation, as applicable.

                       (b)       Pitney Bowes shall have the right to perform, or cause its agents to perform, as an Allowable Expense, inspections of all areas Contractor utilizes and all records Contractor maintains and inform Contractor if corrective action is required.  Contractor shall take all corrective action deemed necessary by Pitney Bowes in a compliance period set by Pitney Bowes, which shall in no event exceed two (2) days, and shall inform Pitney Bowes upon the completion of all such action.  Documentation of corrective action items shall be provided to Pitney Bowes upon request.

                       (c)       Contractor hereby agrees to assist any and all federal, state and local health inspectors/sanitarians with routine and/or special inspections, and comply with any remedial measures imposed by such officials within the time-frame recommended by such officials unless an earlier compliance date is required by Pitney Bowes.  Contractor shall post the results of each Health Inspection Report in a conspicuous location within the servery for each location and a copy of each report shall be sent to Owner immediately upon its receipt.

              15.      Supervision; Quality Control; Safety.

                       (a)       Contractor shall provide one on-site supervisor at each Location during all hours of Contractor's Services, including catered events, as mutually agreed by the parties, who shall operate from the Contractor's office at each Location, or such other office or space designated by Pitney Bowes.  Such supervisor shall have the duties and qualifications set forth in Section 16(c).  The Newtown and BP Locations may be supervised by lower level management employees providing they are adequately trained and satisfactorily meet the requirements of the Location’s operation.

                       (b)       Contractor shall provide at least one account manager to supervise the Pitney Bowes account and to act as liaison to management personnel designated by Pitney Bowes from time to time.

                       (c)       Without limiting Section 16(a) or (b), Contractor shall employ at all times the quantity and quality of supervision necessary for the effective management of the Services.   All supervisors shall have full and extensive knowledge of the various food service, vending and catering tasks, Equipment, Utensils, supplies and materials, inventory control and food and labor cost controls so as to be able to properly train and direct Contractor's other employees and permitted agents in their individual tasks, and to maintain and control effective operations.  All supervisors shall have the ability to communicate as necessary, including in any foreign language spoken by Contractor employees or permitted agents as their primary language, and shall demonstrate effective written and oral communication skills.  Each supervisor shall perform the following duties and any other supervisory duties assigned by Contractor:

(i) direct the activities of the entire food service, vending and/or catering work force;

(ii) review training qualification of all Contractor personnel to make sure each Contractor employee has been properly trained;

(iii) perform regular inspections at each Location and meet with the respective Pitney Bowes representative or his or her designee on a periodic basis to assure quality service;

(iv) implement instructions from Pitney Bowes representatives;

(v) assure that the day-to-day performance of all Contractor’s employees is of the highest quality and in compliance with all provisions of this Agreement;

(vi) be certified in, and ensure compliance by Contractor employees with, Contractor’s policy set forth in Section 12(e) regarding cleaning spills; and

(vii) provide necessary oversight and expertise to adequately manage and protect Pitney Bowes’ assets, specifically including cash and inventory controls.

                       (d)       Contractor shall not remove any supervisor from a Pitney Bowes facility (except for removal due to termination of employment with Contractor of such supervisor) without prior written approval of Pitney Bowes, which approval shall not unreasonably be withheld.  Without limiting the foregoing, any changes in supervisory personnel, including account managers, shall be reported to Pitney Bowes immediately, together with name, address and telephone number of any new personnel.

                       (e)       All supervisors shall be fully and adequately trained and certified in health, sanitation, food handling and the inspection relating thereto.  Supervisors shall have a minimum of two (2) years' experience in food services, catering and vending supervision or sufficient in scope to meet the approval of Pitney Bowes.

                       (f)       Contractor’s safety staff shall conduct health and safety training for all Contractor’s employees at least one time per year.

              16.      Subcontractors.

                       (a)       Contractor shall not, and shall have no authority to, engage any subcontractor to provide services hereunder without the prior written consent of Pitney Bowes.  Neither Pitney Bowes’ approval of any subcontractor nor the failure of performance thereof by such subcontractor shall relieve, release or affect in any manner any of Contractor’s duties, liabilities or obligations hereunder, and Contractor shall at all times be and remain fully liable hereunder.

                       (b)       Contractor shall ensure that any subcontractors engaged by it (and approved by Pitney Bowes) will be properly qualified and will use reasonable care in the performance of their duties and shall execute confidentiality agreements in substantially similar form to Contractor's covenants under this Agreement.  If, however, Pitney Bowes, in Pitney Bowes’ sole discretion, determines for any reason that any particular subcontractor is unsatisfactory to Pitney Bowes, then upon request to Contractor, Contractor shall remove said subcontractor, provide a qualified substitute, and such subcontractor shall not be assigned to provide services hereunder to Pitney Bowes under any circumstances during the term of this Agreement.

              17.      Training.  All training of Contractor’s employees and agents shall be  conducted as an Allowable Expense subject to Pitney Bowes’ prior approval.  It is Contractor’s responsibility to train all personnel involved in providing Services to Pitney Bowes and to monitor compliance with all Pitney Bowes policies and procedures.  Such training will take place during normal working hours unless otherwise approved by Pitney Bowes.

              18.      Additional Obligation of Contractor.  Contractor shall inform Pitney Bowes Security immediately upon its discovery of (a) any fact or circumstance which might affect Contractor’s ability to provide the Services as required by each of the terms and conditions hereof, and (b) the occurrence of any theft or accident in the course of the provision of Services hereunder.

              19.      Conflict Of Interest.  It is Pitney Bowes’ policy to avoid conflicts of interest between Contractor and Pitney Bowes.  A conflict of interest may exist where:

                       (a)       Contractor or any employee(s) or individual(s) retained by Contractor accept from Pitney Bowes or provide to anyone employed or associated with Pitney Bowes any gifts, cash, or any entertainment which goes beyond common courtesy in accordance with accepted business practices.

                       (b)       Contractor or any employee(s) or individual(s) retained by Contractor are related to any employee of Pitney Bowes.  For purposes of this Agreement, “related to” means a spouse, sibling, parent, in-law, child, grandparent, grandchild, uncle or aunt.

                       (c)       Any employee of Pitney Bowes or any member of his or her immediate family holds an ownership or investment in Contractor.

                                 Contractor warrants that no conflict of interest (as set forth above) exists, or, that if a potential conflict exists, Contractor has identified the facts of the potential conflict including the identity of any related persons and relayed the information in writing to Pitney Bowes.  Pitney Bowes shall, in its sole discretion, determine if a conflict of interest exists.  Contractor agrees that it will identify any potential conflict of interest that may arise during the term of this Agreement.  Contractor further agrees that any violation of this conflict of interest policy may result in the immediate termination of this Agreement.

              20.       Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed sufficient when hand-delivered or mailed by registered or certified mail, return receipt requested, and addressed to either party at the address indicated below or to such other address as may be provided by notice:

     To Contractor:

     Dave Murphy
     Vice President
     Host America Corporation
     Two Broadway
     Hamden, CT 06518-2697_

     To Pitney Bowes:

     Glenn Wallberg
     Director, Administration
     Pitney Bowes Inc., MSC #51-45
     1 Elmcroft Road
     Stamford, CT  06926-0700
     Phone:  (203) 351-6439
     Fax:  (203) 351-6442

              21.      Authority.  Contractor represents and warrants that Contractor has the authority to enter into this Agreement and that entering into this Agreement will not constitute a default, breach, or violation of any other Agreement to which Contractor is a party.

              22.      Sales and Other Taxes.

                        (a)       Contractor hereby agrees and acknowledges that it shall pay all federal, state and local sales, use, property, excise and other taxes imposed on or with respect to the Services performed under this Agreement and/or the sale of food and other products related thereto.

                       (b)       Pursuant to Section 9 of this Agreement, Contractor shall indemnify and hold Pitney Bowes, its subsidiaries and affiliates, and the directors, officers, employees, agents and representatives of each thereof, harmless against any and all liabilities, claims, causes of action, fines, judgments, settlements, costs, expenses, penalties, losses or damages whatsoever of any kind or nature (including without limitation court costs and reasonable attorneys’ fees) resulting or arising from or relating to Contractor’s failure to pay, or late payment of, taxes under this Section 22.

              23.      Entire Agreement.  This Agreement, including any Exhibits, Appendices or Attachments attached to this Agreement, constitutes the entire agreement between the parties with respect to this subject matter and supersedes all previous agreements, both oral and written, negotiations, representations, writings and all other communications between Pitney Bowes and Contractor.

              24.      Severability.  In the event any provision or portion of this Agreement or the accompanying attachments is held to be invalid or unenforceable, such provision or portion shall be severed, and the remaining provisions will remain in full force and effect.  If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, then the remaining provisions of this Agreement shall be interpreted as broadly as possible to give full effect to the intentions of the parties.

              25.      Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Connecticut without regard to its conflict of laws principles.

              26.      Assignment.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.  This Agreement may not be assigned by either party without the prior written consent of the other party hereto.

              27.      Amendment.  This Agreement may be amended or modified only pursuant to a written agreement signed by both Contractor and Pitney Bowes.

              28.      Survival.  The provisions of Sections 7, 8, 9, 13, 21, 23, 26 and 29 shall survive the termination or expiration of this Agreement.

[The balance of this page is intentionally left blank.]

              IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PITNEY BOWES INC.

By: /s Glenn Wallberg
Name: Glenn Wallberg Title: Director, Administration

HOST AMERICA CORPORATION

By: /s/ David Murphy
Name: David Murphy Title: Vice President